Exhibit 10.1

CONFIDENTIAL MATERIALS OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASTERISKS DENOTE OMISSIONS.

EXECUTION COPY

SETTLEMENT AGREEMENT

BY AND BETWEEN

SUPERNUS PHARMACEUTICALS, INC.

AND

ZYDUS PHARMACEUTICAL (USA) INC.

CADILA HEALTHCARE LIMITED

DATED AS OF MARCH 6, 2017

THIS SETTLEMENT AGREEMENT, (this “Settlement Agreement”) is entered into as of March 6, 2017 (the “Effective Date”) by and between, Supernus Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having offices located at 1550 East Gude Drive, Rockville, Maryland 20850 (“Supernus”), on the one hand, and Zydus Pharmaceutical (USA) Inc., a corporation organized and existing under the laws of New Jersey having offices located at 73 Route 31 N., Pennington, New Jersey 08534 (“Zydus USA”) and Cadila Healthcare Limited, a corporation organized and existing under the laws of India, having offices located at Zydus Tower, Satellite Cross Roads, Ahmedabad-380015 Gujarat, India (“Cadila” and together with Zydus USA, “Zydus”), on the other hand. Supernus and Zydus are collectively referred to herein as the “Parties,” or each individually as a “Party.”

R E C I T A L S:

WHEREAS, Supernus is the owner of New Drug Application No. 201635, which was approved by the Food and Drug Administration for the manufacture and sale of an extended release topiramate oral capsule product, which Supernus sells under the trade name Trokendi XR®;

WHEREAS, Zydus USA submitted Abbreviated New Drug Application No. 207382 (as defined in the License Agreement, the “Zydus ANDA”) to the FDA under Section 505(j) of the Federal Food, Drug, and Cosmetic Act (codified at 21 U.S.C. §355(j)) seeking approval to engage in the manufacture, use, sale, offer for sale, or importation of an extended release topiramate oral capsule product that is the subject of the Zydus ANDA (as defined in the License Agreement, the “Zydus Product”);

WHEREAS, the filing of the Zydus ANDA included a “paragraph IV certification” seeking approval to engage in the manufacture, use and sale of the Zydus Product prior to the expiration of United States Patent Nos. 8,298,576 (the “’576 Patent”), 8,298,580 (the “’580 Patent”), 8,663,683 (the “’683 Patent”), 8,877,248 (the “’248 patent”), 8,889,191 (the “’191 Patent”), and 8,992,989 (the “’989 Patent,” and together with the ’576 Patent, the ’580 Patent, the ’683 Patent, the ’248 Patent, and the ’191 Patent, the “Litigated Patents”);

WHEREAS, Supernus has prosecuted, and Zydus has defended, an action for patent infringement in the United States District Court for the District of New Jersey (the “Court”) regarding the Zydus ANDA and the Zydus Product, which action is captioned Supernus Pharmaceuticals, Inc. v. Zydus Pharmaceutical (USA) Inc., et. al., (Civil Action No. 2:14-cv-07272-SDW-SCM) (the “Pending Litigation”);

WHEREAS, Supernus and Zydus wish to settle the Pending Litigation and have reached an agreement, encompassing the terms and conditions set forth in this Settlement Agreement together with a License Agreement (the “License Agreement,” attached hereto as Exhibit A) and an agreed Stipulation of Dismissal with regard to the Pending Litigation (the “Dismissal,” attached hereto as Exhibit B) (with the Settlement Agreement, the License Agreement, and the Dismissal being collectively referred to as the “Settlement Documents”);

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WHEREAS, neither Supernus nor Zydus have received any consideration from the other for their entry into this Settlement Agreement other than that which is set forth in the Settlement Documents; and

WHEREAS, the Settlement Documents constitute Zydus’s and Supernus’ best independent judgment as to the most convenient, effective and expeditious way to mutually settle all disputes that have arisen associated with the Zydus ANDA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the License Agreement.

2.                                      The Parties consent to the jurisdiction of the Court for the purposes of the settlement of the Pending Litigation.

3.                                      The Parties agree that the Court has jurisdiction over the Pending Litigation and over Supernus and Zydus, and that venue is proper in the District of New Jersey.

4.                                      Zydus admits, solely with respect to the Zydus ANDA and the Zydus Product, that the Litigated Patents, and all the claims contained therein, are valid and enforceable.

5.                                      Zydus admits, solely with respect to the Zydus ANDA and the Zydus Product, that the claims of the Litigated Patents asserted as of the Effective Date in the Pending Litigation, were infringed by the filing of the Zydus ANDA and, absent a license from Supernus, would be infringed by the manufacture, use, sale, offer for sale, or importation of the Zydus Product in the Territory.

6.                                      Notwithstanding the foregoing, the parties agree that nothing prohibits Zydus from asserting any and all counterclaims or defenses of invalidity, non-infringement or unenforceability in view of the Litigated Patents in any proceeding the subject matter of which is not the Zydus Product or a Generic Equivalent Product (and may file a petition for ex parte reexamination, Inter Partes Review (IPR), and Post Grant Review (PGR) of a Litigated Patent, if such Litigated Patent is asserted against Zydus or its Affiliates in any proceeding the subject matter of which is not the Zydus Product or a Generic Equivalent Product).

7.                                      Supernus represents, warrants, and covenants that Supernus is the sole owner of the Litigated Patents, and Supernus possesses the sole right to enforce the Litigated Patents.

8.                                      Zydus represents, warrants, and covenants that it has not granted or assigned to any Third Party, directly or indirectly, any right or license under or to the Zydus ANDA or the Zydus Product, and that it will not, except in accordance with the License Agreement, do any of the foregoing (including, selling, assigning, transferring, or divesting the Zydus ANDA to a Third Party).

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9.                                      In consideration of the mutual execution of the Settlement Documents and the mutual agreement to be legally bound by the terms hereof, each of Supernus and Zydus, with the intention of binding itself and its Affiliates and its and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, hereby fully, finally and irrevocably release and discharge the other Party, and its Affiliates and its and their respective directors, officers, employees, customers, importers, manufacturers, distributors, suppliers, insurers, attorneys, representatives and agents, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, liabilities, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, demands, costs, expenses, losses, liens and obligations, whatsoever, in law or equity, whether known or unknown, pending or future, certain or contingent, occurring before or as of the Effective Date related to the Litigated Patents, including (i) in connection with the Pending Litigation, (ii) associated with the Zydus ANDA and Zydus Product, and including Supernus’ assertion of the Litigated Patents against Zydus, or (iii) all other claims that were asserted or could have been asserted in the Pending Litigation (collectively, the “Released Claims”). For purposes of clarity, nothing herein shall inhibit any Party’s ability to enforce the terms of the Settlement Documents, or Supernus’ ability to enforce any patent, including the Litigated Patents against Third Parties, or Zydus’s ability to assert counterclaims or defenses of non-infringement, invalidity, or unenforceability of the Litigated Patents in any proceeding the subject matter of which is not the Zydus Product. EACH PARTY ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH IT NOW KNOWS OR BELIEVES TO EXIST WITH RESPECT TO THE RELEASED CLAIMS, THE FACTS AND CIRCUMSTANCES ALLEGED IN THE ACTION, AND/OR THE SUBJECT MATTER OF THIS SETTLEMENT AGREEMENT, WHICH, IF KNOWN OR SUSPECTED AT THE TIME OF EXECUTING THIS SETTLEMENT AGREEMENT, MAY HAVE MATERIALLY AFFECTED THIS SETTLEMENT AGREEMENT. NEVERTHELESS, UPON THE EFFECTIVENESS OF THE RELEASE OF THE RELEASED CLAIMS AS SET FORTH IN THIS SECTION, EACH PARTY HEREBY ACKNOWLEDGES THAT THE RELEASED CLAIMS INCLUDE WAIVERS OF ANY RIGHTS, CLAIMS, OR CAUSES OF ACTION THAT MIGHT ARISE AS A RESULT OF SUCH DIFFERENT OR ADDITIONAL CLAIMS OR FACTS. EACH PARTY ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE AND POTENTIAL CONSEQUENCES OF SUCH A RELEASE OF UNKNOWN UNITED STATES JURISDICTION CLAIMS AND OF SUCH A SPECIFIC WAIVER OF RIGHTS. EACH PARTY INTENDS THAT THE CLAIMS RELEASED BY IT UNDER THIS RELEASE BE CONSTRUED AS BROADLY AS POSSIBLE TO THE EXTENT THEY RELATE TO UNITED STATES JURISDICTION CLAIMS. ZYDUS IS AWARE OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

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EACH PARTY AGREES TO EXPRESSLY WAIVE ANY RIGHTS IT MAY HAVE UNDER THIS CODE SECTION OR UNDER FEDERAL, STATE, OR COMMON LAW STATUTES OR JUDICIAL DECISIONS OF A SIMILAR NATURE, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL SUCH UNKNOWN RELEASED CLAIMS.

10.                               Supernus and Zydus each represents and warrants that it has the full right, authority and power to enter into the Settlement Documents on its own behalf, and on behalf of its Affiliates, and that the Settlement Documents shall create and constitute a binding obligation on its part as of the Effective Date.

11.                               Supernus and Zydus agree that each will bear its own costs and legal fees for the Pending Litigation.

12.                               From the execution of the Settlement Documents, and unless the Settlement Documents are terminated, neither Party will actively pursue litigation activities related to the Pending Litigation, except to the extent required by court order or other Applicable Law. In consideration of the benefits of entering into the Settlement Documents, the Parties, through their respective attorneys, shall, within two (2) Business Days of the Effective Date, jointly seek that the Court enter the Dismissal. In the event that the Court should refuse to enter the Dismissal, the Parties shall work together in good faith to modify the Dismissal to meet the Court’s requirements, provided that nothing contained herein shall be deemed to require a Party to agree to a modification of the Dismissal or any other Settlement Document that materially affects the economic value of the transactions contemplated hereby. If despite such good faith efforts the Court refuses within thirty (30) days of the Effective Date to enter the Dismissal, the Settlement Documents shall be null and void ab initio.

13.                               The Parties shall submit the Settlement Documents to the Federal Trade Commission Bureau of Competition (the “Commission”) and the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice (the “DOJ”) as soon as practicable following the Effective Date and in no event later than ten (10) Business Days following the Effective Date. The Parties shall use all reasonable efforts to coordinate the making of such filings, and shall respond promptly to any requests for additional information made by either of such agencies. Each Party reserves the right to communicate with the Commission or the DOJ regarding such filings as it believes appropriate. Each Party shall keep the other reasonably informed of such communications and shall not disclose the Confidential Information of the other without such other Party’s consent (not to be unreasonably withheld). To the extent that any legal or regulatory issues or barriers arise with respect to the Settlement Documents, or any subpart thereof, the Parties shall work together in good faith and use reasonable efforts to modify the Settlement Documents to overcome any such legal or regulatory issues (including, for example, objections by the Commission, the DOJ or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of the Settlement Documents that materially affects the economic value of the transactions contemplated hereby. For purposes of this Settlement Agreement, “reasonable efforts” shall mean reasonable efforts and commitment of resources consistent with such Party’s similarly situated products or projects in order to achieve a stated goal as expeditiously as practical.

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14.                               This Settlement Agreement shall terminate upon the expiration of the Litigated Patents and any statutory or regulatory extensions, provided that Section 9 of this Settlement Agreement shall survive any such termination.

15.                               The Settlement Documents are governed under the provisions of the following Sections of the License Agreement: 5 (Confidentiality); 11.1 and 11.2 (Notice); 11.3 (Assignment); 11.4 (Amendment); 11.5 (Public Announcement); 11.6 (Merger and Integration); 11.7 (Governing Law); 11.8 (Agreement Costs); 11.9 (Counterparts); 11.10 (Severability); 11.11 (Relationship of the Parties); 11.12 (Construction); 11.13 (Dispute Resolution); 11.14 (Cumulative Rights); 11.15 (No Third Party Benefit); 11.16 (Further Assurance); and 11.17 (Waiver).

[Signature Page Follows]

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[Signature Page to

Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar

Name:	Jack Khattar

Title:	President & CEO

ZYDUS PHARMACEUTICAL (USA) INC.

By:

Name:

Title:

CADILA HEALTHCARE LIMITED

By:

Name:

Title:

[Signature Page to

Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:

Name:

Title:

ZYDUS PHARMACEUTICAL (USA) INC.

By:	/s/ Brij Khera

Name:	Brij Khera

Title:	Executive Vice President &
Chief Legal Officer

CADILA HEALTHCARE LIMITED

By:	/s/ Pankaj Patel

Name:	Pankaj Patel

Title:	Chairman & Managing Director

EXHIBIT A

LICENSE AGREEMENT

BY AND BETWEEN

SUPERNUS PHARMACEUTICALS, INC.

AND

ZYDUS PHARMACEUTICAL (USA) INC.

CADILA HEALTHCARE LIMITED

DATED AS OF MARCH 6, 2017

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is entered into as of March 6, 2017 (the “Effective Date”) by and between, Supernus Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having offices located at 1550 East Gude Drive, Rockville, Maryland 20850, (“Supernus”), on the one hand, and Zydus Pharmaceutical (USA) Inc., a corporation organized and existing under the laws of New Jersey having offices located at 73 Route 31 N., Pennington, New Jersey 08534 (“Zydus USA”) and Cadila Healthcare Limited, a corporation organized and existing under the laws of India, having offices located at Zydus Tower, Satellite Cross Roads, Ahmedabad-380015 Gujarat, India (“Cadila” and together with Zydus USA, “Zydus”), on the other hand. Supernus and Zydus are collectively referred to herein as the “Parties,” or each individually as a “Party.”

R E C I T A L S:

WHEREAS, Supernus and Zydus are parties to a certain Settlement Agreement of even date herewith (the “Settlement Agreement”), pursuant to which Supernus and Zydus are settling the Pending Litigation; and

WHEREAS, in accordance with the Settlement Agreement, Supernus and Zydus have agreed to enter into this License Agreement as part of the Settlement Documents (as defined in the Settlement Agreement, the “Settlement Documents”).

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements described herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions.

1.1                               “Accelerated License Date” means the earlier of: (i) the date of a ** all the ** of the ** and ** a ** with respect to a ** to be **; (ii) the date of the ** of a ** following a ** all the ** of the ** and ** the ** to be **, ** or ** by such **; (iii) the date an ** may be ** by a **, whether pursuant to a **, **, ** or other ** Supernus and a **; (iv) the date of the ** of ** by Supernus or its Affiliates; (v) the date an ** may be ** by any **; or (vi) the date all the ** are ** from the ** for the Trokendi XR Product.

1.2                               “Affiliate” means, with respect to a Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting interest of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such interest shall not necessarily preclude the existence of control), or by contract or otherwise.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.3                               “AG Product” means a product that is not Labeled with the Trokendi XR® trademark containing the Compound as its sole active ingredient that is Marketed or supplied under the Supernus NDA, described therein now or hereafter.

1.4                               “ANDA” means an Abbreviated New Drug Application to the FDA for approval to Manufacture and Market a pharmaceutical product in or into the Territory.

1.5                               “Anticipated License Date” means January 1, 2023.

1.6                               “Applicable Law” means the applicable Laws, rules, regulations, guidelines and requirements of any Governmental Authority related to the performance of either Party’s obligations under the Settlement Documents.

1.7                               “At-Risk Launch” means the First Commercial Sale of a Generic Equivalent Product, other than an Authorized Generic ANDA Product, by a Third Party, other than a Third Party acting pursuant to an agreement or understanding or otherwise in privity with Zydus or its Affiliates, preceding a Final Court Decision holding all the claims of the Litigated Patents asserted and finally adjudicated against the Third Party to be invalid, unenforceable or not infringed by such Generic Equivalent Product.

1.8                               “At-Risk Launch Date” means the date of the First Commercial Sale for an At-Risk Launch.

1.9                               “At-Risk License Date” means (i) if ** a **, the ** of (x) ** the **, (y) if the ** was ** in an **, the date the ** the **, and (z) if the ** was ** in a ** and the ** the ** the ** of (a) ** after the date the ** the **, and (b) if ** a ** in an **, the date the ** the **; and (ii) if ** does not ** with the ** a **, ** the **; provided, in each case, that the ** which is the subject of the ** continues to be ** in the ** on such date.

1.10                        “At-Risk Period” shall have the meaning assigned to such term in the Section 4.3.5.

1.11                        “Authorized Generic ANDA Product” means a ** authorized, whether pursuant to a ** or **, for Marketing pursuant to an agreement between Supernus and a Third Party. For the avoidance of doubt, if Supernus enters into an agreement with a Third Party that ** the ** of a ** in the Territory, and such agreement includes a **, **, **, ** or the like with respect to ** of such **, such ** shall not be considered an ** by virtue of such ** or the like, provided such ** is no longer being Marketed in the Territory.

1.12                        “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to close.

1.13                        “Claim” means any Third Party claim, lawsuit, investigation, proceeding, regulatory action or other cause of action.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.14                        “Commercially Reasonable Efforts” means efforts and diligence in accordance with Zydus’s reasonable and sound business, legal, medical and scientific judgment and in accordance with the efforts and resources Zydus would use in other aspects of its business that have similar commercial value and market potential, taking into account the competitiveness of the marketplace, the business life-cycle, the proprietary position of Zydus and the profitability of the pertinent product.

1.15                        “Compound” means topiramate.

1.16                        “Confidential Information” means, subject to Section 5.1, any scientific, technical, formulation, process, Manufacturing, clinical, non-clinical, regulatory, Marketing, financial or commercial information or data relating to the business, projects, employees or products of either Party and provided by one Party to the other by written, oral, electronic or other means in connection with the Settlement Documents.

1.17                        “Covenant Not to Sue” shall have the meaning assigned to such term in Section 3.5.

1.18                        “Effective Date” shall have the meaning assigned to such term in the preamble to this License Agreement.

1.19                        “FDA” means the United States Food and Drug Administration or any successor agency thereof.

1.20                        “Final Court Decision” means a final decision of any Federal court from which no appeal has been taken or can be taken within the time permitted therefor (other than a petition to the United States Supreme Court for a writ of certiorari).

1.21                        “First Commercial Sale” means the Shipment by a Third Party of commercial quantities of product for immediate commercial sale in the Territory to retail chains, pharmaceutical wholesalers, health care providers, or managed care providers in the Territory. In the event that Zydus provides written notice to Supernus advising that Zydus has determined that a Third Party has completed the First Commercial Sale of a Generic Equivalent Product and the date of such First Commercial Sale (a “Safe Harbor Notice”), and Supernus confirms such determination or fails to deliver written notice to Zydus reasonably and in good faith objecting to such determination (and setting forth independent and reliable information gained from reliable sources in the trade) within ** after receipt of such Safe Harbor Notice from Zydus, then a First Commercial Sale shall be conclusively deemed to have occurred on such date. In the event that Supernus delivers timely written notice to Zydus reasonably and in good faith objecting to the determination (and setting forth independent and reliable information gained from reliable sources in the trade) set forth in the Safe Harbor Notice, Supernus shall be deemed to have reserved its right to dispute the occurrence of the First Commercial Sale.

1.22                        “**” shall have the meaning assigned to such term in **.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.23                        “Force Majeure” means any circumstances reasonably beyond a Party’s control, including, acts of God, civil disorders or commotions, acts of aggression, terrorism, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property.

1.24                        “GAAP” means generally accepted accounting principles in effect in the United States from time to time, consistently applied.

1.25                        “Generic Equivalent Product” means an extended release oral capsule product containing the Compound as its sole active ingredient which is submitted to the FDA for Regulatory Approval pursuant to an ANDA or 505(b)(2) application as a Therapeutic Equivalent to the Trokendi XR Product. For clarity, Generic Equivalent Product shall not include AG Product.

1.26                        “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of: (i) any government of any country; or (ii) a federal, state, province, county, city or other political subdivision thereof.

1.27                        “Label” means any Package labeling designed for use with a product, including the package insert for such product that is approved by the FDA, and “Labeled” or “Labeling” shall have the correlated meaning.

1.28                        “Launch” means the first Shipment of a Generic Equivalent Product to a Third Party.

1.29                        “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and ordinances of any Governmental Authority.

1.30                        “License and Authorization” shall have the meaning assigned to such term in Section 2.2.

1.31                        “Licensed Patents” means: (i) the Litigated Patents and any patent that issues as a result of a continuation, continuation-in-part, divisional, reexamination or reissue thereof; and (ii) any other present or future U.S., international, or foreign patent owned or controlled by Supernus or any of its Affiliates which claims cover the Manufacturing, Marketing, Shipping, using, or importing of the Zydus Product.

1.32                        “Litigated Patents” shall have the meaning assigned to such term in the Settlement Agreement.

1.33                        “Losses” means any liabilities, damages, costs or expenses, including reasonable attorneys’ fees and expert fees, incurred by any Party that arises from any claim, lawsuit or other action by a Third Party.

1.34                        “Manufacture” means all activities related to the manufacturing, development and use of a pharmaceutical product, or any ingredient thereof, including, manufacturing Compound or supplies for development, manufacturing a product for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing, and “Manufactured” or “Manufacturing” shall have the correlated meaning.

1.35                        “Market” means to distribute, promote, advertise, market, offer for sale or sell, to a Third Party, and “Marketing” or “Marketed” shall have the correlated meaning.

1.36                        “Net Sales” shall equal the ** for sales of the Zydus Product to Third Parties in the Territory ** all **, all as determined in accordance with ** for other pharmaceutical products and consistent with the customary practices in the generic pharmaceutical industry in the Territory, **, and which, as applicable, are actually **, **, ** or specifically **, including:

1.36.1              **, **, **, **, ** or other **;

1.36.2              ** and **, ** and any other ** or ** and **, ** and ** (including **), all to the extent ** to the ** and ** and ** in accordance with applicable Law (but ** the ** from such **);

1.36.3              **, ** and **, ** and **;

1.36.4              **, including ** (including those on ** following price changes) and ** for ** or **;

1.36.5              **, **, **, any other ** (including **, ** and **) actually ** or ** to any Person, including **, ** and to **, including their **, or to **, in each case that are not Affiliates of Zydus, and that are directly attributable to the sale of the Zydus Product;

1.36.6              ** and similar payments made with respect to ** for by ** or **, ** or similar ** in the Territory (including ** and ** program **, ** and ** for ** required by the ** and **); and

1.36.7              **, and like ** that are customary in the industry that are ** from **, and other ** to **.

For the sake of clarity, all such deductions represent reductions to the ** for sales of the Zydus Product by Zydus or its Affiliates to Third Parties in the Territory in accordance with GAAP.

1.37                        “NDA” means a New Drug Application (or equivalent regulatory mechanism) filed with the FDA pursuant to and under 21 U.S.C. § 355(b) (as amended, supplemented or replaced), together with the FDA’s implementing rules and regulations.

1.38                        “Orange Book” means the “Approved Drug Products with Therapeutic Equivalence Evaluations” published by FDA.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.39                        “Package” means all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying a product, and “Packaged” or “Packaging” shall have the correlated meaning.

1.40                        “Party” or “Parties” shall have the meaning assigned to such term in the preamble to this License Agreement.

1.41                        “Pending Litigation” shall have the meaning assigned to such term in the Settlement Agreement.

1.42                        “Person” means any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

1.43                        “Regulatory Approval” means final Marketing approval by the FDA for the Marketing of a pharmaceutical product in the Territory.

1.44                        “Settlement Agreement” shall have the meaning assigned to such term in the Recitals.

1.45                        “Shipped” means, with respect to a product, when a Person has delivered shipments of such product to a common carrier in the Territory for shipment to other Persons for resale; in each instance, “Shipment,” “Ship” or “Shipping” shall have the correlated meaning.

1.46                        “Supernus” shall have the meaning assigned to such term in the preamble to this License Agreement.

1.47                        “Supernus NDA” means NDA No. 201635, as amended, or supplemented.

1.48                        “Supernus Party” shall have the meaning assigned to such term in Section 7.2.

1.49                        “Supernus’ External Auditor” shall have the meaning assigned to such term in Section 4.8.

1.50                        “Term” shall have the meaning assigned to such term in Section 10.1.

1.51                        “Territory” means the United States of America, and its territories, commonwealths, districts and possessions, including the Commonwealth of Puerto Rico.

1.52                        “Therapeutic Equivalent” shall have the meaning given to it by the FDA in the current edition of the Orange Book as may be amended from time to time during the Term.

1.53                        “Third Party” or “Third Parties” means any Person or entity other than a Party or its Affiliates.

1.54                        “Third Party Agreement” shall have the meaning assigned to such term in Section 3.8.

1.55                        “Trokendi XR Product” means the extended release oral capsule product containing the Compound as its sole active ingredient which is approved for Marketing pursuant to the Supernus NDA and is Marketed in the Territory under the Trokendi XR® trademark (or a successor trademark adopted for such product).

1.56                        “TRO/PI” means a motion for temporary restraining order and/or preliminary injunction, or other court filing, in each case seeking cessation or prevention of an At-Risk Launch.

1.57                        “Zydus” shall have the meaning assigned to such term in the preamble to this License Agreement.

1.58                        “Zydus ANDA” shall mean ANDA No. 207382 (together with any amendments, supplements, or other changes thereto) seeking approval to engage in the Manufacture, use and sale of an extended release oral capsule product containing the Compound as its sole active ingredient.

1.59                        “Zydus Launch” means a Launch by Zydus of a Zydus Product.

1.60                        “Zydus License Date” means the ** of:

1.60.1              the **;

1.60.2              an **; or

1.60.3              an **.

1.61                        “Zydus Party” shall have the meaning assigned to such term in Section 7.1.

1.62                        “Zydus Product” means an extended release oral capsule product containing the Compound as its sole active ingredient, which is the subject of the Zydus ANDA, including all formulations and strengths thereof, described therein now or hereafter.

2.                                      License and Authorization

2.1                               Subject to the terms, conditions and limitations hereof, including the conditions set forth in Section 3, Supernus hereby grants to Zydus a non-exclusive license, under the Licensed Patents to: (i) Manufacture, have Manufactured, import, use and Market the Zydus Product in, into or for the Territory, on and after the applicable Zydus License Date; and (ii) Manufacture, and have Manufactured, import and conduct regulatory activities regarding the Zydus Product in, into or for the Territory prior to the Zydus License Date (but not to Market or Ship the Zydus Product prior to the Zydus License Date) in sufficient quantities to permit Zydus to Market and Ship the Zydus Product in, into or for the Territory beginning ** prior to the Zydus License Date, (iii) beginning ** prior to a date in good faith anticipated by Zydus to be the date

**                                  This portion has been redacted pursuant to a confidential treatment request.

that a Final Court Decision will be entered finding all the claims of the Litigated Patents asserted and finally adjudicated against a Third Party with respect to a Generic Equivalent Product to be invalid, unenforceable or not infringed by such Generic Equivalent Product (a “Potential Final Court Decision”), Manufacture, and have Manufactured, import and conduct regulatory activities regarding the Zydus Product in, into or for the Territory prior to the Zydus License Date (but not to Market or Ship the Zydus Product prior to the Zydus License Date) in sufficient quantities to permit Zydus to Market and Ship the Zydus Product in, into or for the Territory on and after the Zydus License Date; provided that all Zydus Product remain at Zydus’ or its distributor’s warehouse until a Zydus License Date; and further provided, that Zydus shall re-export (or, at Zydus’ option, destroy) any Zydus Product which remains in the Territory at such time that Zydus in good faith determines that no such Final Court Decision will be issued with respect to a Third Party’s Generic Equivalent Product and no Accelerated License Date will result from such Potential Final Court Decision. To the extent Supernus owns or controls any regulatory exclusivities granted by the FDA that may prevent or hinder Regulatory Approval or Marketing of the Zydus Product, Supernus hereby waives, effective as of the date that Zydus is licensed to conduct the applicable activity hereunder, such exclusivities. Supernus shall, if requested by Zydus, send the FDA a written confirmation of Supernus’ grant of the foregoing license under the Licensed Patents and Supernus’ agreement to waive, effective as of the date that Zydus is licensed to conduct the applicable activity hereunder, such regulatory exclusivities with respect to the Zydus Product or the Zydus ANDA.

2.2                               The license and authorization granted in Section 2.1 and Section 3.1 of this License Agreement are referred to herein as the “License and Authorization.” Except to the extent permitted pursuant to Section 11.3, and without derogating from Zydus’s “have Manufactured” rights set forth in Section 2.1, Zydus and its Affiliates shall not have the right to sublicense, assign or transfer any of its rights under the License and Authorization.

2.3                               In the event the ** becomes effective due to an ** and there are thereafter no longer any ** the ** in the ** (other than ** or ** subject to substantially the same provisions as set forth in this Section), ** from **, ** to ** under the ** shall immediately terminate, and ** and its ** shall ** (no ** than the ** of the ** following Zydus’ receipt of such notice) the ** and ** of ** until such subsequent ** as another event constituting a ** shall have occurred.

2.4                               Except as set forth in the License and Authorization or expressly set forth in this License Agreement or other Settlement Documents, there are no authorizations, licenses or rights granted by either Party under this License Agreement, by implication, estoppel or otherwise, including any right granted to Zydus or its Affiliates to Market or Manufacture any Generic Equivalent Product except under the Zydus ANDA. All rights not expressly granted by Supernus herein are hereby retained by Supernus. In addition, except as expressly set forth in this License Agreement or other Settlement Documents, Supernus explicitly retains the right itself or through an Affiliate to Market an AG Product, and Supernus is free to grant a license under the Licensed Patents or supply AG Product to any Third Party.

2.5                               ** shall ** to ** (i.e., ** shall be **) as ** to the **.

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3.                                      Covenants

3.1                               Except as expressly provided in Section 2.1, Zydus and its Affiliates hereby agree not to manufacture, have manufactured, import, sell, offer to sell or use Zydus Product in the Territory prior to the applicable Zydus License Date. Notwithstanding the foregoing and in addition to Section 2.1, Supernus hereby grants Zydus a limited license, commencing ** days prior to the Zydus License Date, to communicate to potential purchasers that Zydus will be selling the Zydus Product in the Territory on or after the Zydus License Date (including, for example, notification to customers regarding the Zydus Product, and engaging customers in non-binding pricing/contracting activities), and shipping or delivering or distributing the Zydus Product to Third Party distributors or Affiliated distributors, in each case solely for the purpose of conducting preparations for a Zydus Launch in or into the Territory on the Zydus License Date.

3.2                               Zydus shall not assist, coordinate with, or otherwise help any Third Parties in prosecuting, defending, or settling their litigations concerning their ANDA to Market any Generic Equivalent Product, except as required by Law. Zydus and its Affiliates hereby agree not to: (i) challenge the validity or enforceability of the Litigated Patents (including but not limited to a petition for ex parte reexamination, Inter Partes Review (IPR), and Post Grant Review (PGR)); (ii) aid, abet, assist, enable or participate with any Third Party in a challenge to the validity or enforceability of the Litigated Patents or the non-infringement of a Generic Equivalent Product; (iii) Market or Manufacture a Generic Equivalent Product other than the Zydus Product pursuant to the License and Authorization; or (iv) aid, abet, enable or contract with any Third Party regarding the Marketing or Manufacturing of any Generic Equivalent Product in or into the Territory other than the Zydus Product. Notwithstanding the foregoing, nothing herein shall prohibit Zydus from asserting any and all counterclaims or defenses of invalidity, non-infringement or unenforceability in view of the Litigated Patents in any proceeding the subject matter of which is not the Zydus Product or a Generic Equivalent Product (and may file a petition for ex parte reexamination, Inter Partes Review (IPR), and Post Grant Review (PGR) of a Litigated Patent, if such Litigated Patent is asserted against Zydus or its Affiliates in any proceeding the subject matter of which is not the Zydus Product or a Generic Equivalent Product).

3.3                               In addition to any other right or remedy Supernus may be entitled to, in the event that Zydus or its Affiliates breaches Sections 3.1 or 3.2, Supernus may, at its sole discretion, immediately, effective upon notice to Zydus, terminate all, or any of, the License Agreement or the Settlement Agreement.

3.4                               Nothing set forth herein or in the other Settlement Documents shall be deemed to give Supernus any control over any Marketing exclusivity that may be granted to Zydus by the FDA in connection with the Zydus ANDA or the Zydus Product. Nothing set forth herein or in the other Settlement Documents shall be deemed to prevent or restrict Zydus from Manufacturing or Marketing any Generic Equivalent Product which would not infringe the Licensed Patents, and nothing herein shall prohibit Zydus from entering into any agreement with

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a Third Party related to any Generic Equivalent Product that does not infringe the Licensed Patents.

3.5                               Supernus hereby covenants not to sue Zydus or its Affiliates or any of their respective shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause or authorize any Person to do any of the foregoing, claiming or otherwise asserting that the manufacture, use, sale, offer for sale, or importation of the Zydus Product infringes the Licensed Patents (the “Covenant Not to Sue”). Supernus will impose the foregoing Covenant Not to Sue on any Third Party to which Supernus may assign, grant a right to enforce, or otherwise transfer (by any means) any of the Licensed Patents subject to the foregoing Covenant Not to Sue. The Covenant Not to Sue shall not apply in the event Supernus has terminated this License Agreement. For any of the Licensed Patents listed in the Orange Book for the Trokendi XR Product, the Covenant Not to Sue will hereby be treated as a non-exclusive license, so that Zydus or its Affiliates may file and maintain with the FDA “Paragraph IV Certifications” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) and 21 U.S.C. § 355(b)(2)(A)(iv) (as amended or replaced) with respect to the Zydus ANDA.

3.6                               Supernus and its affiliates shall not ** to ** with the FDA approval of the Zydus ANDA, or the ** of the ** as of the Zydus License Date, including by: (i) **, **, ** as “**” or ** the ** prior to the ** after the ** of the ** in the **; (ii) ** or ** any ** with respect to the ** from the **; (iii) ** for the **; (iv) **, **, ** to **, or otherwise ** the ** of the ** (** due to a ** or ** issue based on **, **) prior to the ** of the ** in the **; (v) ** or otherwise ** any ** with the ** to ** any of the ** from the ** (** due to a ** or ** issue based on **, **) prior to the ** after ** of the ** in the **; or (vi) filing any ** with the ** relating to ** which ** the ** of the **, ** for purposes of ** or ** which are based on **, **.

3.7                               Zydus covenants that Zydus and its Affiliates will not grant a written release of any right, or grant a written waiver of conflict of interest, in each case which allows or permits any attorney (including any of the attorneys or law firms of record in the Pending Litigation) to assist, or cooperate with, any Third Party (including any current or future litigant in a litigation against Supernus) with respect to a Generic Equivalent Product. Notwithstanding the foregoing, in the ** of any ** of this Section, such ** shall not give ** any ** to ** the ** or this ** and the ** and ** for any such ** shall be an ** by such **, provided such ** shall under no circumstances **.

3.8                               Supernus represents and covenants to Zydus that the Zydus License Date and the pre-marketing activities set forth in Section 3.1, ** for ** (as set for in **), and royalties rates set forth in Section 4.3 are and will be equivalent to or better than the terms granted by Supernus to any Third Party with respect to any Generic Equivalent Product (“Third Party Agreement”). If Supernus has entered or enters into a Third Party Agreement providing such Third Party with more favorable license effective dates, pre-marketing activities, ** for ** or royalty rates, then the applicable terms in this License Agreement shall be automatically

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amended to provide such more favorable terms to Zydus. Supernus will notify Zydus within ten (10) Business Days of entering into any such Third Party Agreement.

3.9                               Should a Third Party be deemed to be a “**” (as defined in **) with respect to the **, and such ** be deemed by ** to have ** its **, then Zydus will be the ** (** as to **) ** for the ** for the first ** after such ** or is otherwise entitled to sell its **, by **, **, or **. At ** option, upon written notice delivered to ** no later than ** after the ** by the **, ** shall commence and continue to ** on a ** from the date of the ** of its ** on a ** and upon ** agreed to by ** and **. The transfer pricing for ** supplied by ** to ** will be **. The ** for ** will be ** in favor of **. For the avoidance of doubt, no ** shall be payable under ** of this License Agreement on ** of ** by **. All other terms and conditions for ** of ** will be set forth in an authorized ** agreement to be negotiated in good faith by the Parties.

3.10                        Prior to the Zydus License Date, Supernus will provide written notice to Zydus within ten (10) Business Days after each time either (i) Supernus submits a document to FDA seeking a change in the Label for the Trokendi XR Product, including any specific Labeling amendments or supplements to the Supernus NDA or (ii) FDA communicates to Supernus a suggestion or directive to make a change to the Label for the Trokendi XR Product. In each case such notice shall include the text of the proposed or directed Label change.

3.11                        Zydus shall use Commercially Reasonable Efforts to obtain Regulatory Approval of the Zydus ANDA.

4.                                      Marketing of Zydus Product

4.1                               Zydus Pricing. Zydus will have sole discretion in setting the price for the sale of the Zydus Product in the Territory.

4.2                               Scope of License Agreement. Except to the extent permitted pursuant to Section 11.3, and without derogating from Zydus’s “have Manufactured” rights set forth in Section 2.1 or the rights of Third Parties after the first sale of any Zydus Product as permitted under this Agreement, only Zydus and its Affiliates shall be permitted to Launch and Market the Zydus Product under this License Agreement.

4.3                               Zydus Royalties. For any Zydus Product sold during the period commencing upon the ** and continuing until the ** of the ** of the ** as of the Effective Date in the Pending Litigation (the “Royalty Term”), Zydus will pay to Supernus a royalty as follows:

4.3.1                     ** of Net Sales on Zydus Product sold (as determined by ** for other pharmaceutical products, **) during any period when the ** is ** or **;

4.3.2                     ** of Net Sales on Zydus Product sold (as determined by ** for other pharmaceutical products, **) during any period when the Zydus Product is ** with ** or **;

**                                  This portion has been redacted pursuant to a confidential treatment request.

4.3.3                     ** of Net Sales on Zydus Product sold (as determined by ** for other pharmaceutical products, **) during any period when the Zydus Product is ** with ** or **;

4.3.4                     ** of Net Sales on Zydus Product sold when there are ** or ** (it being acknowledged, for the avoidance of doubt that the license granted hereunder shall be ** during any period in which this Section 4.3.4 is applicable);

4.3.5                     Notwithstanding Sections 4.3.1 through 4.3.4, in the event that Zydus sells any Zydus Product after an At-Risk Launch and prior to the earlier of the Anticipated License Date or an Accelerated License Date (the “At-Risk Period”) and ** subsequently ** a ** such ** (which ** is not subsequently ** or otherwise ** or **), the royalty on Net Sales of the Zydus Product during such At-Risk Period will be ** to ** of Net Sales on Zydus Product sold (as determined by ** for other pharmaceutical products, **, unless any such ** is subsequently **) and Zydus will pay to Supernus the ** the ** of ** actually ** by ** and ** of such Net Sales on Zydus Product; provided that the total ** by ** for sales of the Zydus Product during such At-Risk Period shall **, on a **, the ** by the ** initiating the At-Risk Launch. In the event Supernus ** a ** (other than a **) ** an **, the determination of whether the ** in the ** under this Section 4.3.5 shall be applicable will be made upon the ** of a ** concerning such **.

4.4                               Royalty Payments. Payments due under this Section 4 shall be made within ** from the end of each calendar quarter in which Zydus Product is sold. All such payments shall include a report provided consistent with the antitrust laws which details the calculation of gross sales, Net Sales and the royalties payable hereunder.

4.5                               Annual True-Up. Within one hundred and eighty (180) days after the end of each calendar year during the Royalty Term in which fees are payable to Supernus pursuant to this Section 4, Zydus shall perform a “true up” reconciliation (and shall provide Supernus with a written report of such reconciliation) of the items comprising deductions from Net Sales other than returns. The reconciliation shall be based on actual cash paid or credits actually issued plus an estimate for any remaining liabilities incurred related to Zydus Product but not yet paid. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days of the date of delivery of such report.

4.6                               Final True-Up. Within twenty-five (25) months of the end of the last calendar year during the Royalty Term in which fees are payable to Supernus pursuant to this Section 4, Zydus shall perform a “true-up” reconciliation (and shall provide Supernus with a written report of such reconciliation) of the items comprising deductions from Net Sales for returns. The reconciliation shall be based on actual cash paid or credits issued for returns, through the twenty-four (24) month period following the termination of the Royalty Term. If the foregoing reconciliation report shows either an underpayment or an overpayment between the

**                                  This portion has been redacted pursuant to a confidential treatment request.

Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days of the date of delivery of such report.

4.7                               Maintenance of Records. Zydus shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date records consisting of (i) records and books of account sufficient to confirm the calculation of the gross sales, Net Sales and the royalties payable hereunder; and (ii) any invoices or reports accompanying any payment to Supernus provided to Supernus in connection with this License Agreement. Such records shall be retained for a period of at least two (2) years after the end of each calendar quarter to which such records relate.

4.8                               Inspection. On no less than ** notice from Supernus, Zydus shall make all the records referred to in Section 4.7 of this License Agreement available for inspection during normal business hours by an internationally recognized independent accounting firm selected by Supernus and reasonably acceptable to Zydus that is not paid in whole or in part by a contingent fee arrangement (“Supernus’ External Auditor”) for the purpose of general review or audit; provided that Supernus may not request such inspection more than once in any calendar year. Upon reasonable belief of discrepancy or dispute, Supernus’ External Auditor shall be entitled to take copies or extracts from such records, and books of account (but only to the extent related to the contractual obligations set out in this License Agreement) during any review or audit, provided Supernus’ External Auditor signs a confidentiality agreement with Zydus providing that such records, and books of account shall be treated as Confidential Information which may not be disclosed to Supernus or any Third Party. Supernus’ External Auditor shall only disclose to Supernus the results of the Supernus’ External Auditor’s audit, which results shall be concurrently disclosed to Zydus. Any underpayment of amounts due hereunder as reflected by Supernus’ External Auditor’s results shall be promptly paid by Zydus to Supernus.

4.9                               Inspection Costs. Supernus shall be solely responsible for its and Supernus’ External Auditor’s costs in making any such review and audit, unless Supernus’ External Auditor identifies a discrepancy in the calculation of royalties paid to Supernus under this License Agreement in any calendar year from those properly payable for that calendar year of ** or greater, in which event Zydus shall be solely responsible for the cost of such review and audit and shall pay Supernus any payment due. All information disclosed by Zydus or its Affiliates pursuant to this Section 4 shall be deemed Confidential Information.

4.10                        Payment Method. All payments to be made by Zydus to Supernus under this License Agreement shall be in United States dollars in immediately available funds and shall be made by wire transfer to an account designated by Supernus, such account to be designated by Supernus at least ** prior to the date any such payment is due. Any payments to be made by Supernus to Zydus under this License Agreement shall be in United States dollars in immediately available funds and shall be made by wire transfer to an account designated by Zydus for such purpose.

**                                  This portion has been redacted pursuant to a confidential treatment request.

4.11                        Late Payments. In addition to any other rights and remedies, in the event payments required to be made under this License Agreement are not made on or prior to the required payment date, or cured within ** thereafter, the amount of the late payment shall bear interest at the lesser of ** above the prime rate reported in The Wall Street Journal (Eastern Edition) on the date such payment was due and the maximum permissible rate under the Law commencing on the date such payment is due until such date as the payment is made.

4.12                        Taxes. Supernus shall be responsible for and shall pay all taxes payable on any income or any payments by Zydus to Supernus. Zydus and Supernus shall bear sole responsibility for payment of compensation to their respective personnel, employees or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law. Zydus shall have the right to withhold taxes in the event that the revenue authorities in any country require the withholding of taxes on amounts paid hereunder to Supernus. Zydus shall secure and promptly send to Supernus proof of such taxes, duties or other levies withheld and paid by Zydus for the benefit of Supernus. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

5.                                      Confidentiality

5.1                               Confidentiality Obligation. The Parties shall keep and maintain, and shall cause their respective Affiliates and their respective employees, directors, officers, consultants and contractors to keep and maintain, as confidential any Confidential Information supplied by the other Party during the Term. The confidentiality and non-disclosure obligations contained in the Settlement Documents shall not apply to, and definition of Confidential Information shall not include, any information to the extent that such information is:

5.1.1                     at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;

5.1.2                     after disclosure by one Party to the other becomes part of the public domain, other than by breach by a Party of any obligation of confidentiality;

5.1.3                     information which the receiving Party can establish by competent evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or

5.1.4                     received from a Third Party who was lawfully entitled to disclose such information free of an obligation of confidentiality.

5.2                               Exceptions. Notwithstanding Section 5.1, in addition to any disclosure allowed under Section 11.5, the Party receiving Confidential Information may disclose such Confidential Information to the extent that such disclosure has been ordered by a court of law or directed by a Governmental Authority, provided that, the disclosure is limited to the extent

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ordered or directed and wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.

5.3                               Expiration of Confidentiality. The confidentiality obligation contained in this Section 5 shall survive the termination or expiry of this License Agreement for so long as such Confidential Information remains confidential.

5.4                               Disclosure. If a Party is subpoenaed or otherwise requested by any Person, including any Governmental Authority, (i) to give testimony or provide information which in any way relates to the Settlement Documents, or (ii) to disclose through testimony or otherwise disclose Confidential Information of the other Party which in any way relates to the Zydus Product or practices associated with the Zydus Product, then in each case such Party shall give the other Party prompt notice of such request, and unless otherwise required by Law, shall make no disclosure until such other Party has had a reasonable opportunity to contest the right of the requesting Person to such disclosure. Notwithstanding the foregoing, either Party may state publicly that the Pending Litigation has been settled on terms that are confidential.

5.5                               Enforcement. The Parties agree that equitable relief, including injunctive relief and specific performance, is appropriate in enforcing the confidentiality provisions of the Settlement Documents. In the event of any such action, the prevailing Party will be entitled to recover, in addition to any charges fixed by the court, its costs and expenses of suit, including reasonable attorney’s fees. Such remedies shall not be deemed to be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.

6.                                      Representations and Warranties of Parties

6.1                               Supernus represents and warrants to Zydus that Supernus possess the rights and authority to grant the License and Authorization to Zydus.

6.2                               Each of Supernus and Zydus represents, warrants, and covenants, to the other Party that:

6.2.1                     Organization and Authority. Such Party is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Party has the requisite power and authority to enter into the Settlement Documents. Such Party has the requisite power and authority to execute and deliver the Settlement Documents and to perform all of its obligations hereunder. The execution and delivery of the Settlement Documents and the performance by such Party of its obligations hereunder have been authorized by all requisite action on its part. The Settlement Documents have been validly executed and delivered by such Party, and, assuming that such documents have been duly authorized, executed and delivered by the other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.2.2                     Consents and Approvals. Except as otherwise set forth in this License Agreement or other Settlement Documents, no material filing with, and no material permit, authorization, consent, or approval, of or from any Governmental Authority is required to be obtained by or on behalf of such Party with respect to the transactions contemplated by the Settlement Documents, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair such Party’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

6.2.3                     No Violations. Neither the execution nor the delivery of the Settlement Documents by such Party, nor the performance by such Party of its obligations hereunder, will (i) violate the certificate of incorporation, certificate of formation, by-laws or other organizational document of such Party; (ii) conflict in any material respect with or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is a party; or (iii) violate or conflict in any material respect with any material Law applicable to such Party.

7.                                      Indemnities; Product Liability; Insurance

7.1                               Indemnity by Supernus. Supernus shall defend, indemnify and hold harmless each of Zydus and its Affiliates and its and their directors, officers, employees and contractors (each a “Zydus Party”) from and against any and all Losses, arising from or in connection with:

7.1.1                     any Claim resulting from any negligent acts or acts of willful misconduct of any Supernus Party in connection with the performance of its obligations under this License Agreement; or

7.1.2                     the breach by Supernus of any of its representations or warranties contained in this License Agreement,

except, in each case, to the extent such Losses are caused by the negligence, breach of the terms of this License Agreement, or willful misconduct of a Zydus Party.

7.2                               Indemnity by Zydus. Zydus shall defend, indemnify and hold harmless each of Supernus and its Affiliates and its and their directors, officers, employees and contractors (each, a “Supernus Party”) from and against any and all Losses arising from or in connection with:

7.2.1                     any Claim resulting from any negligent acts or acts of willful misconduct of any Zydus Party in connection with the performance of its obligations under this License Agreement;

7.2.2                     any Claim based on or arising out of the use, Manufacturing, Labeling, Packaging or Marketing of Zydus Product, including, any investigation by a Governmental Authority or any claim for personal injury or property damage asserted by any user of Zydus Product (but ** any ** based on or arising out of any portion of the ** of the ** that, pursuant to **, is required to be the same as the ** for the **); or

7.2.3                     the breach by Zydus of any of its representations or warranties contained in this License Agreement,

except, in each case, to the extent that such Losses are caused by the negligence, breach of the terms of this License Agreement, or willful misconduct of a Supernus Party.

7.3                               Control of Proceedings. A Party seeking indemnification hereunder shall provide prompt written notice thereof to the other Party (and, in any event, within thirty (30) days) of the assertion of any Claim against such indemnified Party as to which indemnity is to be requested hereunder. The indemnifying Party shall have the sole control over the defense of any Claim, provided that, the indemnifying Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of such Claim if as a result of the settlement or Claim disposal the indemnified Party’s interests are in any way adversely affected.

7.4                               No Admissions. The indemnified Party shall not make any payment or incur any expenses in connection with any liability for which such Party is seeking indemnification, or make any admissions or do anything that may compromise or prejudice the defense of any Claim without the prior written consent of the indemnifying Party.

7.5                               Claim Information. Each Party shall promptly:

7.5.1                     inform the other by written notice of any actual or threatened Claim to which Sections 7.1 or 7.2 apply;

7.5.2                     provide to the other Party copies of all papers and official documents received in respect of any such Claim; and

7.5.3                     cooperate as reasonably requested by the other Party in the defense of any such Claim, provided any actual out of pocket costs incurred in connection with such cooperation shall be at the expense of the indemnifying Party.

7.6                               Limitation of Liability. Except as may be included in a Claim under Section 7.1, 7.2 or 7.8, or a breach by any Party of Section 3, Section 5 or Section 11.5, in no event shall any Party or its Affiliates be liable for special, punitive, indirect, incidental or consequential loss or damage based on contract, tort or any other legal theory arising out of this License Agreement.

7.7                               Product Liability Insurance. Each Party shall maintain, at its own cost, general commercial liability insurance (including comprehensive product liability) in such amount as such Party customarily maintains with respect to its other products and which is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size

**                                  This portion has been redacted pursuant to a confidential treatment request.

and activities, but in any event not less than $** per occurrence and $** in the aggregate. In the event the insurance policy obtained by a Party is a “claims made” policy (as opposed to an “occurrence” policy), such Party shall obtain comparable insurance for not less than ** following the expiry or termination of this License Agreement (or, in Zydus’ case, the cessation of sales of the Zydus Product hereunder). Notwithstanding anything to the contrary contained herein, either Party may fulfill all of its obligations hereunder through the purchase of commercial insurance, self-insurance or through a combination of both.

7.8                               Irreparable Harm. Zydus and its Affiliates acknowledge that in the event of a Zydus Launch or continued Marketing or Shipping by Zydus or its Affiliates of Zydus Product or any other Generic Equivalent Product in the Territory other than as permitted under this License Agreement, the damages to Supernus and its business (including, but not limited to, lost sales of the Trokendi XR Product) would be difficult to calculate and the adequacy of monetary damages calculated at Law would be uncertain. Accordingly, Zydus and its Affiliates agree that in any action by Supernus seeking injunctive or other equitable relief in connection with any such Zydus Launch or continued Marketing or Shipping, other than as permitted under this License Agreement, Zydus and its Affiliates shall not assert or plead the availability of an adequate remedy at Law as a defense to the obtaining of any such remedy. Zydus and its Affiliates hereby waive any equitable defense to such injunction including, laches, unclean hands, acquiescence or any estoppel arguments. The foregoing shall not be in lieu of any other remedy to which Supernus may be entitled hereunder in equity or at law as a result of such a breach.

7.9                               Limitation on Representations, Warranties and Indemnification. NEITHER PARTY SHALL BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.

8.                                      Force Majeure

8.1                               Force Majeure. Neither Party shall be entitled to terminate this License Agreement or shall be liable to the other under this License Agreement for loss or damages attributable to any Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party. Subject to Section 8.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.

8.2                               Continued Force Majeure. If any Force Majeure continues unabated for a period of at least ninety (90) days, the Parties shall meet to discuss in good faith what actions to take or what modifications should be made to this License Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.

**                                  This portion has been redacted pursuant to a confidential treatment request.

9.                                      Trademarks and Trade Names

9.1                               This License Agreement conveys no rights to either Party to use any trademark or trade dress of the other Party, and conveys no rights to any other intellectual property of either Party other than pursuant to the License and Authorization.

10.                               Term and Termination

10.1                        Term. Unless sooner terminated in accordance with the terms hereof, the term of this License Agreement shall extend from the Effective Date until the expiration of the Licensed Patents (the “Term”).

10.2                        Termination. In addition to Supernus’ right to immediately terminate this License Agreement as set forth in Section 3, either Party shall be entitled to terminate this License Agreement by written notice to the other if:

10.2.1              the other Party commits a material breach of this License Agreement, and fails to remedy it within sixty (60) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Section 10.2; or

10.2.2              an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other Party’s affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed over any of the other Party’s assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of the other Party or if the other Party takes or suffers any similar or analogous action in consequence of debt, and such order, appointment or similar action is not removed within ninety (90) days.

10.3                        Effect of Termination. In the event of expiry or termination of this License Agreement for any reason, each Party shall promptly return all Confidential Information of the other Party provided during the Term or destroy and certify the destruction of such Confidential Information.

10.4                        Liability on Termination. The termination or expiry of this License Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this License Agreement to survive such termination or expiry.

10.5                        Surviving Sections. The provisions of Sections 1, 4.4-4.12, 5, 6, 7, 9, 10.3-10.5, 11 shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this License Agreement for any reason.

11.                               Miscellaneous

11.1                        Notice.

11.1.1              Any notice or other document given under the Settlement Documents shall be in writing in the English language and shall be given by hand or sent by prepaid overnight mail, or by confirmed fax transmission to the address of the receiving Party as set out in Section 11.2 below unless a different address or fax number has been notified to the other in writing for this purpose.

11.1.2              Each such notice or document shall: (i) if sent by hand, be deemed to have been given when delivered at the relevant address; (ii) if sent by prepaid overnight mail, be deemed to have been given one (1) Business Day after posting; or (iii) if sent by confirmed fax transmission be deemed to have been given when transmitted, provided that, a confirmatory copy of such fax or other electronic method of transmission shall have been sent by prepaid overnight mail within one (1) Business Day of such transmission.

11.2                        Address for Notice. The address for services of notices and other documents on the Parties shall be:

To Supernus

Supernus Pharmaceuticals, Inc.

1550 East Gude Drive

Rockville, MD 20850

Attn: President

Fax: **

with a copy to:

Edgar H. Haug

HAUG PARTNERS LLP

745 Fifth Avenue

New York, NY 10151

Fax: (212) 588-0500

To Zydus

Zydus Pharmaceutical (USA) Inc.

73 Route 31 N.

Pennington, NJ 08534

Attn: Chief Executive Officer

Fax: **

**                                  This portion has been redacted pursuant to a confidential treatment request.

with a copy to:

Zydus Pharmaceutical (USA) Inc.

73 Route 31 N.

Pennington, NJ 08534

Attn: Executive Vice President and Chief Legal Officer

Fax: **

and a copy to:

Michael Gaertner

LOCKE LORD LLP

111 South Wacker Drive

Chicago, IL 60606

Fax: 312-443-0336

11.3                        Assignment.

11.3.1              Subject to Section 11.3.2, neither Party shall assign or transfer any of its rights or obligations under the Settlement Documents without the prior written consent of the other Party, not to be unreasonably withheld or delayed.

11.3.2              Each Party shall be entitled, without prior written consent of the other Party, to assign all, but not less than all, of its rights under the Settlement Documents to an Affiliate or transfer such rights to a successor entity by way of merger or acquisition of substantially all of the assets of such Party (whether by consolidation, sale of assets, or otherwise); provided the Affiliate or other successor entity expressly assumes in writing those rights, duties and obligations under the Settlement Documents and the Affiliate or other successor is a financially capable business entity. The assignment of the Settlement Documents by a Party and its Affiliates shall not in any way affect such Party’s or its Affiliates’ duties, obligations and admissions in the Settlement Documents.

11.3.3              Subject to the foregoing, the Settlement Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment or transfer in contravention of the terms of the Settlement Documents shall be null and void.

11.4                        Amendment. The Settlement Documents may not be varied, changed, amended, supplemented, waived, discharged or terminated, including by course of conduct or trade usage, except by an instrument in writing signed by the Party against which enforcement of such variation, change, amendment, supplement, waiver, discharge or termination is sought.

**                                  This portion has been redacted pursuant to a confidential treatment request.

11.5                        Public Announcements. The Parties shall maintain in confidence the terms of the Settlement Documents and the negotiations of the Parties pertaining thereto. Without limiting the generality of the foregoing, neither Party nor its counsel shall provide discovery (including without limitation documents, oral testimony or statements whether by deposition or otherwise, the work of outside experts or consultants, or work product embodying any of the above) to any Third Party in any judicial or arbitral proceeding pertaining to the Settlement Documents in the Territory. Notwithstanding these obligations, (i) either Party may, without the consent of the other Party, issue a press release which states publicly that the Pending Litigation has been settled, that Zydus may launch the Zydus Product on January 1, 2023 (or earlier under certain circumstances) and that the remaining terms are confidential (and such additional information as may be permitted pursuant to clause (vii) below), provided that such other Party shall be given the opportunity to review and comment on the proposed disclosure reasonably in advance of the disclosure; (ii) either Party may reference or repeat information previously disclosed in a press release or other public disclosure made in accordance with this Section 11.5; (iii) either Party may disclose such terms in discovery as otherwise required by court order, provided that the other Party shall be given the opportunity to (a) review and comment on the proposed disclosure reasonably in advance of the disclosure, and (b) quash such order and to obtain a protective order requiring that the information and documents that are the subject of such order be held in confidence by such court; (iv) either Party may disclose such terms on a need-to-know basis to such Party’s actual and prospective investors, prospective acquirers, underwriters and lenders, attorneys, accountants, insurers and FDA consultants, so long as the disclosed-to entity is bound by rules of professional conduct, or has agreed in writing and in advance to maintain the confidentiality of such information under terms no less restrictive than those set forth herein; (v) Supernus may disclose the terms of the Settlement Documents to a Third Party litigant in any patent litigation or other legal proceeding (or settlements thereof) relating to the Litigated Patents or the Trokendi XR Product, (vi) Zydus may disclose such terms to the FDA as may be necessary or useful in obtaining and maintaining Regulatory Approval of the Zydus ANDA and Launching the Zydus Product as provided by the Settlement Documents, so long as Zydus requests that the FDA maintain such terms in confidence, and (vii) either Party may disclose such terms as otherwise required by Law, including without limitation securities reporting requirements, or by the rules or regulations of any stock exchange to which the Parties are subject; provided that the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of the Settlement Documents with respect to any securities filings, and each Party shall use reasonable efforts to seek confidential treatment for such terms; provided, however, that each Party shall ultimately retain control over what information to disclose to the securities regulators or any other such Governmental Authorities.

11.6                        Merger and Integration. The Settlement Documents supersede all prior discussions and writings of the Parties and constitute the entire agreement between the Parties with respect to the subject matter contained therein. Any breach of the License Agreement or Settlement Agreement shall constitute a breach of the Settlement Documents as a whole. Each of the Settlement Documents shall be deemed of equal dignity to each other and shall be construed together in a consistent manner as reflecting a single intent and purpose. It is agreed that: (i) neither Party has entered into any of the Settlement Documents in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in the Settlement Documents; (ii) neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in Settlement Documents; and (iii) this Section 11.6 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

11.7                        Governing Law. The Settlement Documents shall be governed by the/ Laws of the State of New York without regard to the conflicts of law provisions thereof. The Parties irrevocably agree that the United States District Court for the Southern District of New York shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with the Settlement Documents and that, accordingly, any proceedings arising out of or in connection with the Settlement Documents shall be brought in the United States District Court for the Southern District of New York. Notwithstanding the foregoing, if there is any dispute for which the United States District Court for the Southern District of New York does not have subject matter jurisdiction, the state courts in the county and state of New York shall have jurisdiction. In connection with any dispute arising out of or in connection with the Settlement Documents, each Party (i) hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of New York and (ii) hereby irrevocably waives any right to a trial by jury.

11.8                        Agreement Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of the Settlement Documents.

11.9                        Counterparts. The Settlement Documents may be executed in any number of counterparts and may be executed by the Parties on separate counterparts (including fax or electronic counterparts), each of which is an original but all of which together constitute the same instrument.

11.10                 Severability. If and to the extent that any provision of the Settlement Documents is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in the Settlement Documents but without invalidating any of the remaining provisions of the Settlement Documents.

11.11                 Relationship of the Parties. In making and performing the Settlement Documents, the Parties are acting, and intend to be treated, as independent entities; and nothing contained in the Settlement Documents shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Supernus and Zydus. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.

11.12                 Construction. The language in all parts of the Settlement Documents shall be construed, in all cases, according to its fair meaning. Supernus and Zydus acknowledge that each Party and its counsel have reviewed and revised the Settlement Documents and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation thereof. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in the Settlement Documents, shall refer to the agreements as a whole and not to any particular provision thereof. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “Supernus shall” or “Supernus will” herein shall also mean “Supernus shall cause” the particular action to be performed. Similarly, with respect to any particular action or agreement, the use of the words “Zydus shall” or “Zydus will” herein shall also mean “Zydus shall cause” the particular action to be performed. Nothing in the Settlement Documents shall operate to exclude any provision implied into the Settlement Documents by Law and which may not be excluded by Law or limit or exclude any liability, right or remedy to a greater extent than is permissible under Law.

11.13                 Dispute Resolution.

11.13.1                                                       Preliminary Process. If there is a disagreement between the Parties as to the interpretation of the Settlement Documents in relation to any aspect of the performance by either Party of its obligations thereunder, the Parties shall, within thirty (30) days of receipt of a written request from either Party, meet in good faith and try to resolve the disagreement without recourse to legal proceedings.

11.13.2                                                       Escalation of Dispute. If resolution of the disagreement does not occur within ten (10) Business Days after such meeting, the matter shall be escalated to applicable Zydus and Supernus Presidents (or other ranking senior executive) for resolution.

11.13.3                                                       Equitable Relief. Nothing in this Section 11.13 restricts either Party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek legal remedies through any available channel if resolution is not otherwise achieved under this Section 11.13.

11.14                 Cumulative Rights. Except as expressly set forth in the Settlement Documents, the rights and remedies of each of the Parties under or pursuant to the Settlement Documents are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

11.15                 No Third Party Benefit. The Settlement Documents shall be binding upon and inure solely to the benefit of the Parties hereto, their Affiliates, successors and permitted assigns, and nothing in the Settlement Documents, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of any of the Settlement Documents.

11.16                 Further Assurance. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of the Settlement Documents.

11.17                 Waiver. No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to the Settlement Documents shall impair such right or remedy or operate or be construed as a waiver, acquiescence or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver by a Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Party would otherwise have on any future occasion.

[Signature Page Follows]

[Signature Page to

Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar

Name:	Jack Khattar

Title:	President & CEO

ZYDUS PHARMACEUTICAL (USA) INC.

By:

Name:

Title:

CADILA HEALTHCARE LIMITED

By:

Name:

Title:

[Signature Page to

Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:

Name:

Title:

ZYDUS PHARMACEUTICAL (USA) INC.

By:	/s/ Brij Khera

Name:	Brij Khera

Title:	Executive Vice President &
Chief Legal Officer

CADILA HEALTHCARE LIMITED

By:	/s/ Pankaj Patel

Name:	Pankaj Patel

Title:	Chairman & Managing Director

EXHIBIT B

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

SUPERNUS PHARMACEUTICALS, INC.

Plaintiff,	C.A. No. 2:14-cv-07272-SDW-SCM

v.

ZYDUS PHARMACEUTICAL (USA) INC.
and CADILA HEALTHCARE LIMITED

Defendants.

STIPULATION AND ORDER OF DISMISSAL WITHOUT PREJUDICE

This action for patent infringement having been brought by Plaintiff Supernus Pharmaceuticals, Inc. (“Supernus”) against Defendants Zydus Pharmaceutical (USA) Inc., and Cadila Healthcare Limited (collectively, “Zydus”).

Pursuant to Fed. R. Civ. P. 41, Supernus and Zydus by and through their undersigned counsel, hereby stipulate, that:

1.                                      All claims, counter-claims and defenses asserted by Supernus and Zydus are dismissed without prejudice; and

2.                                      Each party shall bear its own costs and attorneys’ fees with respect to the matters dismissed hereby.

SAUL EWING LLP	LOCKE LORD LLP

Charles M. Lizza	Joseph Froehlich
William C. Baton	Paul B. Sudentas
Sarah A. Sullivan	LOCKE LORD LLP
One Riverfront Plaza, Suite 1520	3 World Financial Center
Newark, NJ 07102-5426	New York, NY 10281
clizza@saul.com	(212) 415-8600
wbaton@saul.com
ssullivan@saul.com	Of Counsel:

Of Counsel	Michael J. Gaertner
James T. Peterka
Edgar H. Haug	Carolyn A. Blessing
Sandra Kuzmich, Ph.D.	Timothy F. Peterson
Richard F. Kurz	LOCKE LORD LLP
HAUG PARTNERS LLP	111 South Wacker Drive
745 Fifth Avenue	Chicago, IL 60606
New York, NY 10151	(312) 443-0700
(212) 588-0800
ehaug@flhlaw.com	Attorneys for Defendants Zydus
skuzmich@flhlaw.com	Pharmaceutical (USA) Inc. and Cadila
rkurz@flhlaw.com	Healthcare Limited

Attorneys for Plaintiff Supernus
Pharmaceuticals, Inc.

SO ORDERED

Dated:

THE HON. SUSAN D. WIGENTON
UNITED STATES DISTRICT JUDGE